Exhibit 10.60

                               AMENDING AGREEMENT

THIS AGREEMENT is entered into by Rotary Power International, Inc. ("Rotary") and Londonderry Capital Structuring Ltd. ("Londonderry") for the purpose of clarifying the original intent of paragraph a) of a LETTER AGREEMENT RE:
FACILITATION FEE dated November 6, 1999 (the "Agreement"). Said paragraph a) of the Agreement is hereby amended to read as follows:

a) Londonderry Capital Structuring Ltd. ("Londonderry") or its nominee will be paid by Rotary Power International, Inc. ("Rotary") a 10% facilitation fee on any financing proposal funded through Londonderry or through Londonderry's efforts in arranging other investors to provide funding to Rotary that has been approved by Rotary excepting that Rotary will not be obligated to pay more than 10%, in the aggregate, to Londonderry and other parties acting in common.

      Additionally, Londonderry will be paid by Rotary a 10% facilitation fee of the amount of any debt of Rotary that Londonderry arranges to restructure to some form other than debt including any satisfaction of debt by the issuance of Rotary common and/or preferred shares.

All other terms and conditions of the Agreement shall remain unchanged.

Dated as of the 30th day of April, 2000.


Rotary Power International, Inc.            Londonderry Capital Structuring Ltd.


per:  /s/ Douglas M. Drew                   per: /s/ Ronald G. McKeown
      -------------------------                  -------------------------------
      Douglas M. Drew                            Ronald G. McKeown